Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER ("AGREEMENT") dated as of May 31, 2011, is made and entered into by and between Massey Exploration Corp., a Nevada corporation ("PARENT") and Massey Exploration Corp., a Delaware corporation ("SUBSIDIARY").

WHEREAS:

A. Parent is a corporation organized and existing under the laws of Nevada;

B. Subsidiary is a corporation organized and existing under the laws of Delaware and is a wholly owned subsidiary of Parent;

C. Parent and Subsidiary and their respective Boards of Directors deem it advisable and to the advantage, for the welfare and in the best interests of the corporations and their respective stockholders to merge Parent with and into Subsidiary pursuant to the provisions of Nevada Revised Statutes ("NRS") and the Delaware General Corporation Law ("DGCL") upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Parent shall be merged into Subsidiary (the "MERGER") upon the terms and conditions set forth below.

                                    ARTICLE 1

                          PRINCIPAL TERMS OF THE MERGER

1.1 MERGER

On the Effective Date (as defined in Section 4.1 below), Parent shall be merged into Subsidiary and the separate existence of Parent shall cease. Subsidiary shall be the surviving corporation (sometimes hereinafter referred to as the "SURVIVING CORPORATION") in the Merger and shall operate under the name "Massey Exploration Corp." by virtue of, and shall be governed by, the laws of Delaware. The address of the registered office of the Surviving Corporation in Delaware will be 160 Greentree Drive, Suite 101, Dover, DE, 19904, and the registered agent in charge thereof shall be National Registered Agents, Inc.

1.2 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

The amended and restated certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Subsidiary as in effect on the date hereof without change unless and until amended in accordance with applicable law.

1.3 BYLAWS OF THE SURVIVING CORPORATION

The bylaws of the Surviving Corporation shall be the bylaws of Subsidiary as in effect on the date hereof without change unless and until amended or repealed in accordance with applicable law.

1.4 DIRECTORS AND OFFICERS

At the Effective Date of the Merger, the directors and officers of Parent in office at the Effective Date of the Merger shall become the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, until his or her successor is duly elected or appointed and qualified.
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                                   ARTICLE 2

                       CONVERSION, CERTIFICATES AND PLANS

2.1 CONVERSION OF SHARES

At the Effective Date of the Merger, each of the following transactions shall be deemed to occur simultaneously:

     (a) COMMON STOCK. Each share of Parent's common stock, $0.001 par value per share ("PARENT STOCK"), issued and outstanding immediately before the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of the Surviving Corporation's common stock, $0.001 par value per share (the "SURVIVING CORPORATION STOCK").

     (b) OPTIONS. Each option to acquire shares of Parent Stock outstanding immediately before the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an equivalent option to acquire, upon the same terms and conditions, the number of shares of Surviving Corporation Stock that is equal to the number of shares of Parent Stock that the optionee would have received had the optionee exercised such option in full immediately before the Effective Date of the Merger (whether or not such option was then exercisable) and the exercise price per share under each such option shall be equal to the exercise price per share thereunder immediately before the Effective Date of the Merger, unless otherwise provided in the instrument granting such option.

     (c) OTHER RIGHTS. Any other right, by contract or otherwise, to acquire shares of Parent Stock outstanding immediately before the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a right to acquire, upon the same terms and conditions, the number of shares of Surviving Corporation Stock that is equal to the number of shares of Parent Stock that the right holder would have received had the right holder exercised such right in full immediately before the Effective Date of the Merger (whether or not such right was then exercisable) and the exercise price per share under each such right shall be equal to the exercise price per share thereunder immediately before the Effective Date of the Merger, unless otherwise provided in the agreement granting such right.

     (d) SUBSIDIARY STOCK. Each share of Subsidiary Stock issued and outstanding immediately before the Effective Date of the Merger and held by Parent shall be canceled without any consideration being issued or paid therefor.

2.2 STOCK CERTIFICATES

After the Effective Date of the Merger, each certificate theretofore representing issued and outstanding shares of Parent Stock will thereafter be deemed to represent the same number of shares of the same class and series of capital stock of Subsidiary. The holders of outstanding certificates theretofore representing Parent Stock will not be required to surrender such certificate to Parent or the Surviving Corporation.

2.3 EMPLOYEE BENEFIT AND COMPENSATION PLANS

At the Effective Date of the Merger, each employee benefit plan, incentive compensation plan and other similar plans to which Parent is then a party shall be assumed by, and continue to be the plan of, the Surviving Corporation. To the extent any employee benefit plan, incentive compensation plan or other similar plan of Parent provides for the issuance or purchase of, or otherwise relates

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to,  Parent  Stock,  after the  Effective  Date of the Merger such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Surviving Corporation Stock.

                                    ARTICLE 3

                        TRANSFER AND CONVEYANCE OF ASSETS

                          AND ASSUMPTION OF LIABILITIES

3.1 EFFECTS OF THE MERGER

At the Effective Date of the Merger, the Merger shall have the effects specified in the NRS, the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date of the Merger the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; the rights, privileges, powers and franchises of Parent and Subsidiary, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise vested in Parent and Subsidiary or either of them, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the parties hereto shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

3.2 ADDITIONAL ACTIONS

If, at any time after the Effective Date of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Parent acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Parent and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement. The proper officers and directors of the Surviving Corporation are fully authorized in the name of Parent or otherwise to take any and all such action.

                                    ARTICLE 4

                            APPROVAL BY STOCKHOLDERS;

                            AMENDMENT; EFFECTIVE DATE

4.1 APPROVAL

This Agreement and the Merger contemplated hereby are subject to approval by the requisite vote of stockholders in accordance with the NRS and the DGCL and compliance with the requirements of law, including the securities laws of the United States. As promptly as practicable after approval of this Agreement by stockholders in accordance with applicable law, duly authorized officers of the respective parties shall make and execute Articles of Merger and a Certificate of Merger and shall cause such documents to be filed with the Secretary of State of Nevada and the Secretary of State of Delaware, respectively, in accordance with the laws of Nevada and Delaware and with applicable U.S. federal securities laws. The effective date ("EFFECTIVE DATE") of the Merger shall be the date and time on and at which the Merger becomes effective under the laws of Nevada or the date and time on and at which the Merger becomes effective under the laws of Delaware, whichever occurs later.

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4.2 AMENDMENTS

The Board of Directors of Parent may amend this Agreement at any time before the Effective Date, provided, however, that an amendment made subsequent to the approval of the Merger by the stockholders of Parent shall not (a) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the shares of Parent Stock, (b) alter or change any term of the certificate of incorporation of Subsidiary or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Parent Stock.

                                    ARTICLE 5

                                  MISCELLANEOUS

5.1 TERMINATION

This Agreement may be terminated and the Merger abandoned at any time before the filing of this Agreement with the Secretary of State of Nevada and the Secretary of State of Delaware, whether before or after stockholder approval of this Agreement, by the consent of the Boards of Directors of Parent and Subsidiary.

5.2 COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument.

5.3 DESCRIPTIVE HEADINGS

The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

5.4 GOVERNING LAW

This Agreement shall be construed in accordance with the laws of Delaware, except to the extent the laws of Nevada shall apply to the Merger where mandated by the NRS.

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IN WITNESS  WHEREOF,  the  undersigned  officers  of each of the parties to this
Agreement, pursuant to authority duly given by their respective boards of directors, have caused this Agreement to be duly executed on the date set forth above.

THE PARENT:

MASSEY EXPLORATION CORP.
A NEVADA CORPORATION


Per: /s/ Michael Hawitt
     -----------------------------------------
     Michael Hawitt
     Authorized Signatory

THE SUBSIDIARY:

MASSEY EXPLORATION CORP.
A DELAWARE CORPORATION


Per: /s/ Michael Hawitt
     -----------------------------------------
     Michael Hawitt
     Authorized Signatory

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